Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Agreement (the “Agreement”) is made and entered into effective as of            , 2018 (the “Effective Date”), by and between Vimal Mehta, Ph.D. (the “Executive”) and BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company wishes to retain Executive as its Chief Executive Officer;

WHEREAS, the Company wishes to secure the services of Executive upon the terms and conditions hereinafter set forth, and Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.                                       Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)                                 “Affiliate” means, with respect to any person, a person that directly or indirectly controls, is controlled by, or is under common control with such person.

(b)                                 “Cause” shall mean any of the following: (i) a material breach or material default (including, without limitation, any material dereliction of duty) by Executive of this Agreement or any agreement between Executive and the Company, or a repeated failure by Executive to follow the lawful direction of the Company’s Board of Directors (the “Board”); (ii) Executive’s gross negligence, willful misfeasance or breach of fiduciary duty to the Company or its affiliates; (iii) the commission by Executive of an act or omission involving fraud, embezzlement, misappropriation or dishonesty in connection with Executive’s duties to the Company or its affiliates; or (iv) Executive’s conviction of, indictment for, or pleading guilty or nolo contendere to, any felony or other crime involving fraud or moral turpitude.  For purposes of this subsection, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Any determination of whether Cause exists shall be made by the Board in its sole and absolute discretion.  Provided, however, that before a termination for Cause pursuant to Section 1(b) is effective, Executive will be given written notice of the particular circumstances constituting the basis for the termination for Cause and thirty (30) calendar days to cure those particular circumstances (the “Executive’s Cure Period”).  Any determination as to whether Executive successfully cured the circumstances at issue shall be made by the Board in its sole and absolute discretion.  Failing such cure, Executive’s termination for Cause pursuant to Section 1(b) shall be effective on the day immediately following the expiration of Executive’s Cure Period.

(c)                                  “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)                                  the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)                               there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

provided that, to the extent required to avoid taxes or penalties under Section 409A of the Internal Revenue Code, such event or transaction shall only constitute a Change in Control if it also constitutes a “change in control event” as defined in Treas. Reg. § 1.409A-3(i)(5)(i).

(d)                                 “Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve month period or 150 non consecutive days in any twelve month period.

(e)                                  “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities;  (ii) any action or inaction that constitutes a material breach by the Company or any successor to the Company of its obligations to Executive under this Agreement or any other agreement between Executive and the Company, or (iii) a relocation of Executive’s worksite by more than 25 miles.  Provided, however, that before a termination for Good Reason pursuant to Section 1(e) is effective, Executive will provide the Company with written notice of the particular circumstances constituting the basis for his termination with Good Reason within ninety (90) following the initial occurrence thereof and will provide the Company with thirty (30) calendar days to cure these particular circumstances (the “Company’s Cure Period”).  Failing such cure, Executive’s termination of employment for Good Reason shall be effective on the day immediately following the expiration of the Company’s Cure Period.

(f)                                   “IPO” shall mean on or before June 30, 2018, a firm commitment underwritten public offering of shares of common stock (and any other securities of the Company that may be sold along with such shares of common stock in any such public offering).

2.                                      Duties and Scope of Position. During the Employment Term (as defined below), Executive will serve as Chief Executive Officer of the Company, reporting solely and directly to the Board, and assuming and discharging such responsibilities as are commensurate with Executive’s position.  During the Employment Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote all of Executive’s business time, attention and energy thereto, excepting time reasonably devoted to the affairs of Bioxcel Corporation and its Affiliates.  Executive may not serve as a director on any entity’s board of directors (other than Bioxcel Corporation and its Affiliates) without prior written consent of the Board, which consent may be withheld by the Company in its sole and absolute discretion.  Executive has been appointed to serve as a member of the Board as of the Effective Date (defined below) and the Company will nominate Executive for re-election to the Board upon any expiration of his term of service as a director that occurs during his employment by the Company.

3.                                      Employment Term. The term of Executive’s employment under this Agreement shall commence as of the date above (the “Effective Date”) and shall continue for a period of two (2) years, unless earlier terminated in accordance with Section 9 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until Executive or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least ninety (90) days prior to the expiration of the then-effective “Employment Term” as that term is defined below. The period commencing as of the Effective Date and ending two (2) years from the Effective Date or such later date to which the term of Executive’s employment under this Agreement shall have been extended is referred to herein as the “Employment Term”.

4.                                      Base Compensation. Initially, the Company shall pay to Executive a base compensation (the “Base Compensation”) of $240,000 per year (prorated for any partial year), payable in accordance with the Company’s regular payroll practices and shall be subject to all applicable tax withholdings and deductions. The Base Compensation shall be increased to $450,000 per year (prorated for any partial year) after an IPO, less applicable tax withholdings and deductions. The Board or its compensation committee shall review Executive’s performance from time to time for purposes of, among other things, determining the appropriateness of increasing his Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as increased pursuant to this Section 4.

5.                                      Bonus.

(a)                                 Target Bonus.  If the Company completes an IPO, then Executive will be eligible to receive an annual bonus (the “Bonus”) with a target amount equal to 50% of Base Compensation.  The actual amount of such Bonus, if any, will be determined based upon the Company’s achievement of performance milestones for each fiscal year (in each case, the “Target Year”).  The performance milestones referenced in this Section 5 for each Target Year shall be mutually agreed upon by Executive and either the Board or its compensation committee. Such performance milestones shall be established by the last day of the third month of the Target Year.  If Executive and the Board or the compensation committee are unable to mutually agree upon such performance milestones, then the Company shall determine the performance milestones in its sole and absolute discretion.  The Bonus, if any, shall be paid by the fifteenth day of the second month of the fiscal year immediately following the Target Year.  Except as otherwise provided in the last sentence of this paragraph, the Bonus, if any, will not be deemed “earned” until the date that it is paid.  Accordingly, Executive must be employed by the Company on the Bonus payment date in order to be eligible for any such payment.  In addition, Executive will be entitled to such payment if his employment ceases following completion of the applicable Target Year (but before the Bonus payment date) due to his death, Disability or a reason described below in Section 8(b).

(b)                                 IPO Bonus.  Executive shall be entitled to a special bonus upon the completion of an IPO (“IPO Bonus”). The IPO Bonus shall be equal to $90,000.  The IPO Bonus, if any, will not be deemed “earned” until the date that that the IPO is completed.  Accordingly, Executive must be employed by the Company on the date that the IPO is completed in order to be eligible for any such payment.  Payment of the IPO Bonus will be made on the first regularly scheduled payroll date that follows the completion of the IPO.

6.                                      Benefits; Vacation Days. (a) The Company will establish an employee healthcare and other benefit plans as soon as commercially practicable after the IPO.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs that the Company decides, in its sole and absolute discretion, to make available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time.

(b) During the Employment Period, Executive shall be entitled to twenty (20) vacation days per year, as well as holidays, sick days and personal days in accordance with the Company’s policies, as such policies may be amended from time to time.  Any unused vacation, holiday, sick or personal days earned in one calendar year may not be used in any subsequent calendar year.  Upon the termination of the Executive’s employment with the Company, no cash shall be paid in lieu of accrued but unused vacation, holiday, sick or personal days.

7.                                      Termination.

(a)                                 Termination by the Company. The Company may terminate Executive’s employment immediately for Cause.  Provided, however, that if the Company seeks to terminate Executive’s employment for Cause, then Executive’s termination shall not be effective until the day immediately following the expiration of the Executive’s Cure Period.  Except as otherwise set forth in Section 9(c) below, the Company must provide Executive with thirty (30) days advance written notice of its decision to terminate Executive’s employment without Cause.

(b)                                 Termination by Executive. Executive may terminate his employment for Good Reason, provided that, such termination for Good Reason shall not be effective until the day immediately following the expiration of the Company’s Cure Period.  Executive must provide the Company with ninety (90) days advance written notice of his decision to terminate his employment without Good Reason.  Following its receipt of Executive’s advance written notice of Executive’s decision to terminate his employment without Good Reason, the Company may, in its sole and absolute discretion, decide to render Executive’s termination without Good Reason effective at any time prior to the expiration of the ninety (90) day notice period set forth in this Section 9(b).

(c)                                  Termination for Death or Disability. Executive’s employment shall terminate automatically upon his death.  The Company must provide Executive with ten (10) days advance written notice of its decision to terminate Executive’s employment as a result of Executive’s Disability.

8.                                      Payments upon Termination.

(a)                                 Termination by the Company for Cause, Death or Disability or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated: (i) by the Company for Cause; (ii) as a result of Executive’s death or Disability; (iii) by Executive without Good Reason; or (iv) as a result of Executive providing the Company with notice of his intent not to renew the Employment Term pursuant to Section 3, then the Company shall pay to Executive (or in the case of death, Executive’s estate) any unpaid compensation then due for periods prior to the effective date of Executive’s termination.  In addition, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the effective date of termination, provided that Executive (or Executive’s estate) submit proper expense reports to the Company no later than fourteen (14) days after the effective date of Executive’s termination.

(b)                                 Termination by the Company Without Cause or by Executive With Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause, by Executive with Good Reason or as a result of the Company providing Executive with notice of its intent not to renew the Employment Term pursuant to Section 3, then the Company shall provide Executive with the same payments and benefits set forth in Section 8(a).  Further, provided Executive timely executes a general release of all claims against the Company in a form attached hereto as Exhibit A(a “Release’’) and the Release becomes effective within 60 days following the date of Executive’s termination, then Executive shall also receive: (i) a pro rata Bonus for the Target Year in which Executive’s termination became effective, payable on the same date that bonuses are payable to other executives of the Company in the year following such Target Year; (ii) continued payment of Executive’s Base Compensation during the twenty four (24) month period immediately following Executive’s termination on the Company’s regularly scheduled payroll dates; (iii) vesting of 50% of any otherwise unvested portion of all equity awards held by Executive immediately prior to his termination date; and (iv) reimbursement for Executive’s payment of COBRA premiums until the earlier of (x) the eighteen (18) months following Executive’s termination date, and (y) the date Executive obtains other employment that offers substantially comparable medical insurance coverage, payable over such period on the Company’s regularly scheduled payroll dates; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the first installment of the payments made under (ii) and (ii) hereof shall not be paid until the second calendar year and shall include all amounts that would have been paid prior to such date if such delay had not applied; and provided, further, if the Company’s reimbursement of the COBRA premium contributions as described in (iii) hereof, would subject the Company to any tax or penalty under the Patient

Protection and Affordable Care Act, Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable regulations or guidance issued thereunder, Executive and the Company agree to work together in good faith to restructure such benefit.

(c)                                  Termination Prior to a Change of Control. In the event that (i) the Company terminates Executive’s employment without Cause, Executive terminates his employment with Good Reason, or Executive’s employment terminates as a result of the Company providing Executive with notice of its intent not to renew the Employment Term pursuant to Section 3 and (ii) a Change of Control is consummated no more than six (6) months following the effective date of Executive’s termination, then, in addition to the payments and benefits set forth in Sections 8(a) and 8(b), Executive shall also receive a lump sum payment equal to twenty-four (24) months of Executive’s Base Compensation. In order to receive the payment set forth in this Section 8(c): (i) the Change of Control must have been Pending on the effective date of Executive’s termination; and (ii) Executive must execute the Release. The payment shall be made on the first regularly scheduled payroll date following the later of (x) the Change of Control, and (y) the effective date of the Release; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year.

(d)                                 Termination Subsequent to a Change of Control. In the event that (i) the Company terminates Executive’s employment without Cause,  Executive terminates his employment with Good Reason, or Executive’s employment terminates as a result of the Company providing Executive with notice of its intent not to renew the Employment Term pursuant to Section 3 and (ii) a Change of Control is consummated no more than twelve (12) months prior to the effective date of Executive’s termination, then, in addition to the payments and benefits set forth in Sections 8(a) and 8(b), Executive shall also receive a lump sum payment equal to twenty-four (24) months of Executive’s Base Compensation.  In order to receive the payment set forth in this Section 8(d), Executive must execute the Release. The payment shall be made on the first regularly scheduled payroll date following the effective date of the Release; provided, however, that if the 60 day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year.

(e)                                  Definition of “Pending.” For purposes of Section 8(c), a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

9.                                      Directors & Officers Liability Insurance. The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount and on terms no less favorable to him than the coverage the Company provides other senior executives and directors (and, with respect periods following any cessation of Executive’s employment, its former senior executives and directors).

10.                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the

Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

11.                          Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non- holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to his last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

12.                          Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans,  formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof)  with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

13.                               Non-Competition; Non-Solicitation.

(a)                                 Non-Compete. Executive hereby covenants and agrees that during the his employment by the Company and for a period of one (1) year following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 13(a), “Competing Business” means the development or sale of pharmaceuticals involving immuno-oncology or neuroscience; provided, however, that Bioxcel Corporation and its Affiliates will not constitute Competing Businesses.  For the purpose of this Section 13(a), “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where the Company has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b)                                 Non-Solicitation. Executive further agrees that during his employment by the Company and for a period of one (1) year following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c)                                  Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, Executive agrees and acknowledges that any such violation or threatened violation of Section 12 or 13 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach or the continuation of any such breach by the Executive of Section 12 or 13 without the necessity of proving actual damages.  If, at the time of enforcement of Sections 12 or 13, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law.

14.                               Miscellaneous Provisions.

(a)                                 Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c)                                  Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Connecticut.

(d)                                 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)                                  Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f)                                   Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g)                                  Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

(h)                                 Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions. or other taxes. charges or deductions which it is from time to time required to withhold.

(i)                                     Section 409A.

(i)                                     The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless and until such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a ‘‘specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(i)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits. except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement. or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv)                              For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[signature page follows]

IN WITNESS WHEREOF. the undersigned, intending to be legally bound, have executed this Agreement on the date first written above.

BIOXCEL THERAPEUTICS, INC.

By:
Name:
Title:

VIMAL MEHTA, PH.D.

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made by and between VIMAL MEHTA, PH.D (“Executive”) and BIOXCEL THERAPEUTICS, INC. (the “Company”).

WHEREAS, Executive’s service with the Company ceased on [date]; and

WHEREAS, in connection with that cessation of service, Executive is entitled to certain severance benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Consideration.  In consideration for Executive’s execution of this Release, the Company will provide Executive with the payments, rights and benefits described in Section 8 of the Executive Employment Agreement between Executive and the Company dated           , 2018 (the “Employment Agreement”).  Executive acknowledges that the payments, rights and benefits described in Section 8 of the Employment Agreement (other than those described in Section 8(a)) would not otherwise be due to him in the absence of his execution of this Release.

2.                                      Executive’s Release.

2.1.                            Executive hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.                            Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person.  Executive further promises not to initiate a lawsuit or to otherwise pursue any claim against a Released Person.

2.3.                            Nothing in this Release shall preclude or prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.  In addition, this Release will not prevent Executive from (i) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (ii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

2.4.                            The foregoing will not be deemed to release (a) claims to enforce Sections 8 and 9 of the Employment Agreement, (b) the Company’s obligation (pursuant to the last sentence of Section 5(a) of the Employment Agreement) to pay any annual bonus earned but not yet paid with respect to a year ended prior to Executive’s cessation of employment, (c) claims for indemnification under the governing documents of the Company or its affiliates, any indemnification agreement or applicable law, (d) claims for the benefit of coverage under applicable directors’ and officers’ insurance policies, (e) claims for benefits under the terms of the employee benefit plans of the Company or its affiliates, or (f) claims in Executive’s capacity as a holder of securities of the Company or its affiliates.

3.                                      Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided with at least [21] calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  Executive may revoke this Release during those 7 days by providing written notice of revocation to the Company at [address], Attn: General Counsel.

4.                                      Miscellaneous.

4.1.                            Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

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4.2.                            Entire Agreement.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.

4.3.                            Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Connecticut, without regard to the application of the principles of conflicts of laws.

4.4.                            Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case on the date indicated below, respectively.

BIOXCEL THERAPEUTICS, INC.

By:
Name:
Title:

VIMAL MEHTA, PH.D.

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